Exhibit 99.17

 Johnson & Johnson Announces Redemption of 8.72% Debentures
                      Due November 2024

NEW BRUNSWICK, N.J., Oct 1, 2004 /PRNewswire-FirstCall via
COMTEX/ -- Johnson & Johnson (NYSE: JNJ) announced today that it has exercised its option to redeem all of its $300,000,000 aggregate principal amount of 8.72% Debentures due 2024 (the "Debentures") that remain outstanding on the redemption date, November 1, 2004.

The redemption price is 104.360% of the principal amount of the Debentures or $1,043.36 per $1,000 principal amount of Debentures, with accrued interest to the date of redemption
(subject to the right of holders of record on the record date to receive interest due and accrued through such date of redemption). Redemption terms and conditions are being provided by the trustee, BNY Midwest Trust Company.

Johnson & Johnson issued these Debentures in 1994 in an aggregate principal amount of $300 million.